Investors/Corporate: David S. Bassin, CFO inVentiv Health, Inc. (732) 537-4804 investor@inventivhealth.com	Media: Marcia Frederick inVentiv Health, Inc. (614) 543-6281 mfrederick@inventivhealth.com

inVentiv Health Reports Record Financial Results for
Fourth Quarter and Full Year 2007

Reconfirms Revenue and Earnings Guidance for 2008

•	Total Revenues Up 28% to $977.3mm for Full Year; Up 27% to $268.0mm for Fourth Quarter
•	Adjusted EPS (incl. Stock Compensation) Up 16% to $1.59 for Full Year (GAAP EPS down 11% to $1.46); Up 27% to $0.47 for Fourth Quarter (GAAP EPS up 62% to $0.47)
•	Continuing New Win Momentum and Pipeline Strengthening Across Segments
•	Reconfirming 2008 Revenue Guidance of $1.05 – $1.15 billion and Adjusted EPS Guidance of $1.80 - $1.90 including Stock Compensation (GAAP EPS Guidance of $1.78 - $1.88)

See note (1) below for an explanation of all non-GAAP financial measures.   All segment information is presented on a comparable basis as if the Company had operated with four segments since inception.

SOMERSET, NEW JERSEY, February 28, 2008 -- inVentiv Health, Inc. (NASDAQ: VTIV), a leading provider of commercialization services to the global pharmaceutical and healthcare industries, today announced record financial results for the fourth quarter and full year 2007.

Fourth Quarter 2007 Results from Continuing Operations:

•
Total revenues increased 27% to $268.0 million for the fourth quarter of 2007, compared to $211.8 million for the fourth quarter of 2006.  Net revenues increased 26% to $214.2 million, compared to $170.3 million for the fourth quarter of 2006.

•
Adjusted operating income increased 43% to $31.5 million for the fourth quarter of 2007, compared to $22.0 million for the fourth quarter of 2006.  GAAP operating income increased 75% to $32.3 million for the fourth quarter of 2007, compared to $18.5 million for the fourth quarter of 2006.

•
Adjusted income from continuing operations increased 35% to $15.3 million for the fourth quarter of 2007, compared to $11.3 million for the fourth quarter of 2006.  GAAP income from continuing operations increased 72% to $15.5 million for the fourth quarter of 2007, compared to $9.0 million for the fourth quarter of 2006.

•
Adjusted diluted earnings per share (EPS), including stock compensation expense, increased 27% to $0.47 for the fourth quarter of 2007, compared to $0.37 for the fourth quarter of 2006.  GAAP diluted EPS increased 62% to $0.47 for the fourth quarter of 2007, compared to $0.29 for the fourth quarter of 2006.

Full Year 2007 Results from Continuing Operations:

•
Total revenues increased 28% to $977.3 million for 2007, compared to $766.2 million for 2006.  Net revenues increased 26% to $796.7 million, compared to $631.6 million for 2006.  Pro-forma organic net revenue growth for 2007 was 13% compared to the same period last year.

•
Adjusted operating income increased 25% to $102.2 million for 2007, compared to $81.6 million for 2006.  GAAP operating income increased 21% to $94.8 million for 2007, compared to $78.1 million for 2006.

•
Adjusted income from continuing operations increased 25% to $51.3 million for 2007, compared to $41.0 million for 2006.  GAAP income from continuing operations decreased 4% to $47.2 million for 2007, compared to $49.2 million for 2006. This decrease is reflective of the $1.0 million and $9.1 million of tax benefits recognized in 2007 and 2006, respectively, as described in note (1).

•
Adjusted diluted EPS, including stock compensation expense, increased 16% to $1.59 for 2007, compared to $1.37 for 2006.  GAAP diluted EPS decreased 11% to $1.46 for 2007, compared to $1.64 for 2006.  This decrease is reflective of $0.03 and $0.30 of tax benefits recognized in 2007 and 2006, respectively, as described in note (1).

2007 Highlights and Key Accomplishments:
•
Record Revenue, Adjusted Operating Income and Adjusted EPS:  Total revenue, adjusted operating income and adjusted EPS of $977.3 million, $102.2 million and $1.59, respectively, were new records for inVentiv, underscoring the strength of the Company’s multi-faceted business model and continued effective execution across its businesses.  In addition, inVentiv delivered 13% pro forma organic net revenue growth for the year.

•
inVentiv Clinical reported record total revenues of $186.9 million during 2007 and $47.9 million during the fourth quarter of 2007, up 25% and 23% respectively from the comparable prior-year periods.  Billable headcounts in clinical staffing continued to increase meaningfully during 2007, further strengthening inVentiv Clinical’s market position in an expanding clinical trials marketplace. Revenues also increased significantly within inVentiv Clinical’s functional outsourcing business.

•
inVentiv Communications reported record total revenues of $289.1 million during 2007 and $88.1 million during the fourth quarter of 2007, up 39% and 53% respectively from the comparable prior-year periods, including results from several acquisitions completed during 2007.  The division delivered over 30 significant new wins or expansions with existing accounts over the course of the year, resulting in enhanced momentum in the fourth quarter of 2007 and accelerating organic growth leading to a strengthened outlook for 2008.

•
inVentiv Commercial reported total revenues of $400.8 million during 2007 and $100.8 million during the fourth quarter of 2007, up 15% and 5% respectively from the comparable prior-year periods, including the wind-down of its Novartis contract in the fourth quarter.  The division finished 2007 with several new sales team wins and expansions including two contracts with mid-tier pharma clients, an agreement with a leading biotechnology company, the continued expansion of its two new ‘on-boarding’ programs, and new wins and project expansions in various specialty services for more than 40 clients.

•
inVentiv Patient Outcomes, the Company’s newest segment, reported record total revenues of $100.5 million during 2007 and $31.3 million during the fourth quarter of 2007, up 62% and 59% respectively from the comparable prior-year periods.  This strong performance included several new wins in the patient compliance and nurse educator businesses, as well as the results from AWAC, which was acquired in July 2007.

•
Strategic Acquisitions:  During 2007 inVentiv strengthened its Communications segment with the addition of Chandler Chicco Agency, Chamberlain Healthcare Public Relations, Ignite Health and Addison-Whitney, bolstered its Commercial segment with the addition of Strategyx, and formed inVentiv Patient Outcomes in conjunction with the acquisition of AWAC.  At the end of the fourth quarter of 2007, inVentiv also increased its equity stake in its Germany affiliate Liedler GmbH.

•
Strong Win Momentum:  inVentiv added over 125 net new clients and now serves over 325 unique clients and supports over 850 client brands.  In addition, inVentiv delivered over 130 cross-business unit new pitches in 2007, and is actively pursuing a new business pipeline of over $400 million.

•
Key Investments:  The Company significantly strengthened its senior management team in 2007 with the promotion of R. Blane Walter to President, Terrell G. Herring to Chief Operating Officer and other key leadership appointments.  In addition, in late 2007 inVentiv initiated several key new investments, primarily in technology in its Clinical segment and in integrated account management, in order to further drive longer-term growth and margin expansion.

•
Strong Cash Flow:  As a result of the strength of inVentiv’s operations, the Company generated $58.7 million of cash flow from operations during 2007, including $43.2 million in the fourth quarter, and finished the year with $98.1 million of cash and marketable securities on the balance sheet as of December 31, 2007.

Mr. Eran Broshy, Chairman and Chief Executive Officer of inVentiv Health, commented, “I am very pleased with inVentiv’s record fourth quarter and full year results, demonstrating our unique leadership position built on a strong and diversified business model.  We have continued to effectively execute for our clients by offering best-in-class offerings, and also are increasingly delivering broader integrated solutions to our clients.  At the same time, I am excited at our increasing new win momentum and the significant new business pipeline we are pursuing, which now stands at over $400 million.”

inVentiv Health Reports
Fourth Quarter 2007 Results
Page  of

2008 Guidance Reconfirmed

Based on the Company’s strong performance during the fourth quarter and full year of 2007, the Company is, at this time, reconfirming its 2008 revenue guidance of $1.05 - $1.15 billion and adjusted earnings per share guidance of $1.80 - $1.90 including stock compensation expense (GAAP earnings per share guidance of $1.78 - $1.88).

Adjusted guidance figures exclude derivative interest income or expense related to the Company’s interest rate hedge on its term loan facility, certain impairment charges from marketable securities, and non-recurring tax adjustments.

Conference Call Information

Thursday, February 28, 2008, 9:00 a.m. Eastern Time
Call in number: (800) 358-8448 (Domestic) or (706) 634-1367 (International)
Live and archived webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through March 6, 2008 at (800) 642-1687 or (706) 645-9291.  The conference ID number for the replay is 32253136.

In concert with the call, information regarding inVentiv Health’s historical and recent operational and financial performance will be available at www.inVentivHealth.com/health/investorRelations/investorDecks.asp.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is an insights-driven global healthcare leader that provides dynamic solutions to deliver customer and patient success.  inVentiv delivers its customized clinical, sales, marketing and communications solutions through its four core business segments: inVentiv Clinical, inVentiv Communications, inVentiv Commercial, and inVentiv Patient Outcomes.  inVentiv Health's client roster is comprised of more than 325 leading pharmaceutical, biotech, life sciences and healthcare payor companies, including all top 20 global pharmaceutical manufacturers.  For more information, visit www.inVentivHealth.com.

inVentiv Health Reports
Fourth Quarter 2007 Results
Page  of [INSERT PAGE NUMBER]

(1) USE OF NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial measures which is intended to make the Company’s financial statements more directly comparable on a period-to-period basis. The Company’s objectives in presenting non-GAAP financial measures are:

•	To present the financial statements on a more comparable period-to-period basis;

•	To enhance investors’ overall understanding of the Company’s past financial performance and its planning and forecasting of future periods; and

•	To allow investors to assess the Company’s financial performance using management’s analytical approach.

Table 3 below contains reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures.

The "adjusted" non-GAAP financial measures discussed in this press release is related to the following five factors:

•
Receivable reserve:  During the second quarter of 2007, the Company recorded additional reserves for receivables and other related expense of $8.2 million ($4.8 million net of taxes), of which $0.1 million (negligible, net of taxes) was reversed during the fourth quarter of 2007, mainly relating to a collections issue due to the bankruptcy of one of its clients within the Commercial segment.  Historical write-offs have been minimal and the Company does not believe there is a significant risk that the circumstances giving rise to these additional reserves will recur in future periods.  The 2007 full year results were adjusted to exclude the recording and reversals of these receivable reserves.

•
Other than Temporary Impairment on Marketable Securities:  During the fourth quarter of 2007, the Company recorded $0.8 million ($0.5 million net of taxes) related to an other than temporary impairment of the Company's Columbia Strategic Cash Portfolio (“CSCP”), which held certain asset-backed securities.  Consistent with the company's investment policy guidelines, the vast majority of holdings within CSCP held by the company had AAA/Aaa credit ratings at the time of purchase. With the liquidity issues experienced in the global credit and capital markets, the CSCP experienced other than temporary losses resulting in a change in the net asset value per share from its $1 par value.  The other than temporary impairment loss was adjusted to exclude this charge for fourth quarter and full year 2007 results.

•
Acquisition-related incentive:  The fourth quarter and full-year periods for 2007 and 2006 exclude $1.5 million of income and $3.5 million of expense, respectively, of acquisition-related incentives arising from a pre-acquisition liability related to the acquisition of inVentiv Communications, Inc. (the former “inChord Communications”).  In connection with the inVentiv Communications, Inc. acquisition, the Company assumed a $7.5 million existing liability (out of a potential $15.0 million liability) on inVentiv Communications, Inc.’s balance sheet relating to certain performance thresholds over a three-year period from 2005 through 2007.  The Company has monitored these performance thresholds on a quarterly basis, and as of December 31, 2006, $3.5 million of additional non-recurring expense was recorded as a result of management's evaluation of new business wins during 2006 and the strengthened outlook for inVentiv Communications, Inc.’s business during 2007.  Based on the final 2005-2007 three-year performance results of inVentiv Communications, Inc., a reversal of $1.5 million was recorded to this liability and as additional income in 2007. The acquisition-related incentives were adjusted to exclude these adjustments in their respective periods.

•
Derivative Interest: In October 2005, the Company engaged in an interest rate hedge of its $175 million term loan facility, which the Company did not designate for hedge accounting until July 2006.  In July 2006, the Company employed a hypothetical derivative model to assess ineffectiveness.   For the three-months ended December 31, 2007 and 2006, the Company recorded $0.3 million of interest expense ($0.2 million net of taxes) relating to the ineffectiveness of the hedge for each quarter.  For the twelve-months ended December 31, 2007 and 2006, the Company recorded $1.2 million and $2.1 million of interest expense and interest income ($0.7 million of interest expense and $1.2 million of interest income, net of taxes), respectively, relating to the ineffectiveness of the hedge for each period.  Net interest expense was adjusted to exclude these adjustments in their respective periods.

•
Tax benefits:  The Company recorded federal tax benefits of $1.0 million in the first quarter of 2007 attributable to related state and local tax exposure and $9.1 million in the second quarter of 2006 related to the utilization of net operating losses of divested entities.  Tax expense was adjusted to exclude these benefits for full year 2007 and 2006.

In addition, this press release contains non-GAAP financial measures related to the pro-forma organic net revenue growth rate for 2007.  This growth rate is calculated as if all companies acquired by the Company as of December 31, 2007 were owned by it as of January 1, 2006.

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. Management believes that the non-GAAP financial measures included in the exhibit, when shown in conjunction with the corresponding GAAP measures, is useful to investors for the reasons discussed above.  Management uses these non-GAAP financial measures in assessing the performance of the Company’s operations on a consistent basis from period to period.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially.  Such risks include, without limitation:  changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts;  and, our ability to operate successfully in new lines of business.  Readers of this press release are referred to documents filed from time to time by inVentiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

# # #

inVentiv Health Reports
Fourth Quarter 2007 Results
Page  of

Table 1
inVentiv Health, Inc.
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three-Months Ended		For the Twelve-Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenues	$214,163	$170,260	$796,659	$631,620
Reimbursable out-of-pockets	53,834	41,548	180,641	134,625
Total revenues	267,997	211,808	977,300	766,245

Operating expenses:
Cost of services	126,631	110,512	498,106	410,184
Reimbursed out-of-pocket expenses	54,677	42,161	183,456	136,565
Selling, general and administrative expenses	54,400	40,609	200,945	141,418
Total operating expenses	235,708	193,282	882,507	688,167

Operating income	32,289	18,526	94,793	78,078
Interest expense	(6,696)	(3,607)	(20,717)	(11,361)
Interest income	971	914	3,039	2,694
Income from continuing operations before income tax provision, minority interest in income of subsidiary and income from equity investments	26,564	15,833	77,115	69,411
Income tax provision	(10,831)	(6,561)	(29,401)	(19,166)
Income from continuing operations before minority interest in income of subsidiary and income from equity investments	15,733	9,272	47,714	50,245
Minority interest in income of subsidiary	(335)	(302)	(1,070)	(1,207)
Income from equity investments	144	27	582	160
Income from continuing operations	15,542	8,997	47,226	49,198

Income from discontinued operations:
(Losses) gains on disposals of discontinued operations, net of taxes	(9)	768	258	2,037
(Loss) income from discontinued operations	(9)	768	258	2,037

Net income	$15,533	$9,765	$47,484	$51,235

Earnings per share:
Continuing operations:
Basic	$0.48	$0.30	$1.50	$1.69
Diluted	$0.47	$0.29	$1.46	$1.64
Discontinued operations:
Basic	$0.00	$0.03	$0.00	$0.07
Diluted	$0.00	$0.03	$0.01	$0.06
Net income:
Basic	$0.48	$0.33	$1.50	$1.76
Diluted	$0.47	$0.32	$1.47	$1.70
Weighted average common shares outstanding:
Basic	32,309	29,816	31,578	29,159
Diluted	32,871	30,596	32,267	30,058

inVentiv Health Reports
Fourth Quarter 2007 Results

Table 2

inVentiv Health, Inc.
Selected Financial Data
($’s in 000’s)
(unaudited)

	December 31,	December 31,
	2007	2006

Cash ..……………………………………………….	$50,973	$79,835
Restricted Cash and Marketable Securities…………	$47,164	$50
Account Receivable, Net……………………………	$162,198	$124,283
Unbilled Services…………………………………...	$89,384	$75,691
Total assets……..…………………………………...	$1,110,856	$771,054
Client Advances & Unearned Revenue……………..	$76,696	$64,508
Working Capital (1)………………………………...	$130,852	$86,684
Long-term debt (2)………………………………...	$328,350	$164,584
Capital Lease Obligations (2)……………………..	$38,409	$33,508
Depreciation (3)…………………………………….	$18,169	$15,130
Amortization (3)…………………………………….	$10,939	$5,610
Days Sales Outstanding (4)…………………………	79	73

1)	Working Capital is defined as total current assets less total current liabilities.

2)	Liabilities are both current and noncurrent.

3)	Depreciation and amortization are reported on a year-to-date basis.

4)
Days Sales Outstanding (“DSO”) is measured using the combined amounts of Accounts Receivable and Unbilled Services (excluding work-in-progress, which does not affect calculation) outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended.   The calculation excludes acquisitions made during the fourth quarter of 2006 and 2007.

inVentiv Health Reports
Fourth Quarter 2007 Results

Table 3
inVentiv Health, Inc.
Non-GAAP Income Statement Reconciliation
For the Three and Twelve Months Ended December 31, 2007 and 2006
(unaudited)
Reconciliation of Operating Income (in millions)	Three-Months Ended December 31,		Twelve-Months Ended December 31,
(Subtract) Add	2007	2006	2007	2006
Operating income, as reported	$32.3	$18.5	$94.8	$78.1
Receivables reserve	(0.1)	--	8.1	--
Other than temporary impairment on marketable securities	0.8	--	0.8	--
Acquisition-related incentive	(1.5)	3.5	(1.5)	3.5
Operating income, as adjusted	$31.5	$22.0	$102.2	$81.6

Reconciliation of Income from Continuing Operations (in millions)	Three-Months Ended December 31,		Twelve-Months Ended December 31,
(Subtract) Add	2007	2006	2007	2006
Income from continuing operations, as reported	$15.5	$9.0	$47.2	$49.2
Receivables reserve, net of taxes	--	--	4.8	--
Other than temporary impairment on marketable securities, net of taxes	0.5	--	0.5	--
Acquisition-related incentive, net of taxes	(0.9)	2.1	(0.9)	2.1
Derivative interest, net of taxes	0.2	0.2	0.7	(1.2)
Deduct: Tax benefit	--	--	(1.0)	(9.1)
Income from continuing operations, as adjusted	$15.3	$11.3	$51.3	$41.0

Reconciliation of Earnings per Share	Three-Months Ended December 31,		Twelve-Months Ended December 31,
(Subtract) Add	2007	2006	2007	2006
Diluted earnings per share from continuing operations, as reported	$0.47	$0.29	$1.46	$1.64
Receivables reserve	--	--	0.15	--
Other than temporary impairment on marketable securities	0.02	--	0.02
Acquisition-related incentive	(0.03)	0.07	(0.03)	0.07
Derivative interest, net of taxes	0.01	0.01	0.02	(0.04)
Tax benefits	--	--	(0.03)	(0.30)
Diluted earnings per share from continuing operations, as adjusted	$0.47	$0.37	$1.59	$1.37

2008 Guidance Update Reconciliation (unaudited)
Guidance
2008
Diluted earnings per share from continuing operations	$1.78-$1.88
Derivative interest, net of taxes	0.02
Diluted earnings per share from continuing operations, as adjusted	$1.80 - $1.90

Proforma Growth Rate on a Net Revenue Basis	Twelve-Months Ended December 31,
(unaudited)	2007 vs 2006
Growth rate, as reported	26%
Less: Acquisition Growth Rate	(13%)
Growth rate, proforma	13%